EXHIBIT 99.1


                30DC ANNOUNCES FISCAL 2015 FIRST QUARTER RESULTS

New York, NY, November 19, 2014, 30DC, Inc. (OTCQB: TDCH), a provider of web-based tools for the monetization of digital content, today announced that during its fiscal first quarter ended September 30, 2014, the Company, recognized revenues of $700,067 respectively from continuing operations compared to $1,942,879 during the fiscal first quarter period ended September 30, 2013. Revenues from continuing operations were from the following sources during the fiscal first quarter ended September 30, 2014 compared to September 30, 2013.

                            Three Months       Three Months
                                Ended             Ended            Increase or
                          September 30, 2014 September 30, 2013    (Decrease)
                          ------------------ ------------------ ----------------
Revenue
  Commissions             $         13,935   $         18,974   $        (5,039)
  Subscription Revenue              29,954                  -            29,954
  Products and Services            656,178          1,923,905        (1,267,727)
                          ------------------ ------------------ ----------------
   Total Revenues         $        700,067   $      1,942,879   $    (1,242,812)
                          ------------------ ------------------ ----------------

For the fiscal first quarter ending September 30, 2014 revenues from continuing operations decreased approximately 64%. The $1,267,727 decrease in products and services revenue was primarily due to two factors. Firstly, last year's fiscal first quarter re-launch promotion of MagCast exceeded $1.5 million and was positively effected by the fact that there was no such promotion in Fiscal 2013. Secondly, the overwhelming majority of license MagCast revenue comes from affiliate distribution relationships and the number of affiliate partners who mailed to their lists was down significantly.

Currently 95% of the Company's revenue come from historical and existing customer base; Internet marketers. Management believes there is significant opportunity outside of this market

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segment and is developing growth initiatives to get more broad customer usage of its products. During the three months ended September 30, 2014, the Company incurred $638,081 in operational expenses for continuing operations compared to $1,285,282 during the three months ended September 30, 2013. The decrease in operational expenses during the quarter was the result of having a smaller MagCast launch with fewer affiliates participating, which resulted in lower affiliate commission expense and lower credit card processing fees.

During the fiscal first quarter ended September 30, 2014, the Company recognized a net income from continuing operations of $61,986 compared to a net income from continuing operations of $744,850 during the comparable period last year. The decrease in net income from continuing operations of $682,864 was due to the decrease in revenue of $1,242,812 offset by the decrease in operating expenses of $647,201 and forgiveness of debt income of $87,253 in the September 2013 quarter.

Net income was $31,680, or $.00 per share, for the first quarter, compared to a gain of $736,838, or $.01 per share, for the same period of fiscal 2014. The decrease in net income during fiscal 2015 first quarter compared to the same period in the prior fiscal year was primarily due to the effect of the smaller MagCast launch.

The Company ended the first quarter with a cash balance of $144,612 and $756,661 of shareholders' equity. The Company currently has 76,853,464 common shares outstanding which reflects the redemption of 10,560,000 shares during the 2014 fiscal year as part of the divestiture of the Immediate Edge business. Operating results for the Immediate Edge in the September 2013 quarter have been reclassified to discontinued operations and are not included in the above numbers for continuing operations.

About 30DC, Inc.

30DC provides  web-based  tools for the  monetization  of digital  content.  For
addition   information  on  30DC,   please  download  a  corporate  fact  sheet:
http://30dcinc.com/investors/news.

30DC Investor Relations Magazine

30DC Investor Relations Magazine is a free publication available in the Google Play Store and on Apple Newsstand by subscription only. The latest issue can be downloaded now via the following links:

Google:

https://play.google.com/store/apps/details?id=com.bdidfeidjj.ibbbdidfeidjj

Apple Newsstand:

https://itunes.apple.com/us/app/30dcir-mag/id737655178?mt=8

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This press release contains  "forward-looking  statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar
meaning.  Specifically,   statements  about  the  Company's  plans  for  growth,
profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors
would  cause  results  to  differ   materially  from  those  indicated  in  such
statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional information:

Greg Laborde. 30DC, Inc.
Phone: 212-962-4400 Ext 82
E-mail: greg.laborde@30dcinc.com or
visit http://www.30dcinc.com

Source: 30DC, Inc.



























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